Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

TALARIS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Other	157,921,354 (1)	(2)	$5,264.05 (2)	$0.0001102	$0.59

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$5,264.05 (2)	—	$0.59

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$0.59

(1)

Relates to common stock, $0.0001 par value per share, of Talaris Therapeutics, Inc., a Delaware corporation (“Talaris”), issuable to holders of common stock, $0.0001 par value per share of Tourmaline Bio, Inc., a Delaware corporation (“Tourmaline”), in the proposed merger of Terrain Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Talaris, with and into Tourmaline, with Tourmaline surviving as a wholly owned subsidiary of Talaris, and Talaris being the surviving corporation of the merger. The amount of common stock of Talaris to be registered includes the estimated maximum number of shares of common stock of Talaris that are expected to be issued (or become issuable) pursuant to the merger and the transactions related thereto, without taking into account the effect of a reverse stock split of common stock of Talaris, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the merger) of approximately 0.7592 shares of common stock of Talaris for each outstanding share of common stock of Tourmaline. Such exchange ratio is only an estimate as the actual exchange ratio will be determined in connection with the closing of the merger. In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any securities that may from time to time be offered or issued resulting from forward or reverse stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. Tourmaline is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued is one-third of the aggregate par value of the Tourmaline securities expected to be exchanged for the shares of Talaris common stock being registered.